Exhibit 99.1

Delta Apparel Reports Fourth Quarter and Fiscal Year 2009 Results

Company Reports Record Full Year 2009 Revenue of $355.2 Million

Introduces Sales and Earnings Outlook for Fiscal Year 2010

GREENVILLE, S.C.--(BUSINESS WIRE)--August 14, 2009--Delta Apparel, Inc. (NYSE Amex: DLA) today reported financial results for its fourth quarter and fiscal year ended June 27, 2009. The Company’s results for the fiscal 2009 fourth quarter include the operations of To The Game, which was acquired on March 27, 2009 and are included in the retail-ready segment of the Company.

Fiscal Year 2009 Results

Fiscal year 2009 net sales increased 10.3% to a record $355.2 million compared to $322.0 million for the prior fiscal year. The sales increase was driven by organic growth in each of the Company’s four business units as well as the acquisition of To The Game. Gross margin for the year ended June 27, 2009 increased to 21.5% from 20.1% for the prior fiscal year. For fiscal year 2009, the Company reported net income of $6.5 million, or $0.76 per diluted share, compared to a fiscal year 2008 net loss of $0.5 million, or ($0.06) per diluted share, which included a ($0.39) per diluted share impact from restructuring related charges.

Fourth Quarter Results

Net sales for the three months ended June 27, 2009, were $104.7 million, down 0.6% from the prior year’s fourth quarter. The addition of headwear sales through the recently acquired To The Game business contributed $6.8 million in sales. This increase in sales was offset by sales declines of $6.4 million, or 12.9%, in the remaining businesses within the retail-ready segment and a $1.0 million, or 1.7%, sales decline in the activewear segment. Gross margins were 23.2% compared to 23.9% in the prior year fourth quarter. Net income for the current year fourth quarter was $4.0 million, or $0.47 per diluted share, compared to net income of $4.3 million, or $0.50 per diluted share, for the prior year fourth quarter.

Robert W. Humphreys, the Company’s President and Chief Executive Officer, commented, “In fiscal year 2009 we demonstrated the effectiveness of participating in diverse apparel markets, resulting in strong financial and strategic accomplishments. We are proud to have achieved organic sales growth in each of our business units which contributed to our overall double digit sales increase and solid earnings for the full year. We believe the strength of our brands, expanding license agreements, creative graphic talent, and unique manufacturing and distribution capabilities continue to separate us from our competition and are building market share. At the same time, the acquisition of The Game® and Kudzu® brands, which we completed early in the fourth quarter, provides us an entrée into new markets and gives us additional platforms for growth in the future. Finally, we continued to enhance our manufacturing efficiency through further consolidation of our factories as well as upgrades to systems and procedures that should result in improved profitability in the future.”

Retail-Ready Apparel

The retail-ready segment, comprised of the Soffe, Junkfood and To The Game businesses, had sales of $50.0 million, consistent with prior year fourth quarter sales. Excluding revenue from To The Game, sales decreased 12.9% as consumer spending remained weak and retailers limited their open-to-buy dollars to reduce their inventory risk. Sales at Soffe declined in its military business, as the prior year included sales from the introduction of the new Navy PT uniform, which resulted in a spike in military sales in the fourth fiscal quarter of 2008. Operating income in the retail-ready segment was $6.4 million for the fourth fiscal quarter of 2009, a decline of $3.0 million from the prior year fourth quarter due primarily to the lower sales and deleveraged fixed costs in the businesses.

Activewear Apparel

The activewear segment, comprised of the Delta and FunTees businesses, reported sales of $54.8 million for the three months ended June 27, 2009, a decrease of 1.7% compared to the prior year fourth quarter. Sales in the FunTees business increased 17.5%, driven principally from increased full-package programs with existing customers. Sales of the Delta basic tees decreased 10.2% during the fourth quarter primarily from lower average prices on basic tees. Unit sales in the Delta business declined 3.4% with average selling prices down approximately 7%. The activewear segment had an operating loss of $0.5 million for the fourth quarter of 2009, compared to an operating loss of $1.8 million in the prior year fourth quarter. The improved results were due primarily to improved manufacturing costs and lower raw material and transportation expenses.

Fiscal 2010 Guidance

For the 2010 fiscal year ending July 3, 2010, the Company expects net sales to be in the range of $360 to $380 million and earnings to be in the range of $0.80 to $1.00 per diluted share. This compares to fiscal year 2009 sales of $355.2 million and earnings of $0.76 per diluted share.

The Company remains concerned about the U.S. economy and slowing consumer demand for apparel. In determining its expectations for the upcoming year, the Company believes it has taken into consideration the heightened risk factors associated with the current economic climate; however, significant further deterioration in the economy may negatively impact the Company’s ability to achieve its expectations.

Mr. Humphreys concluded, “As fiscal year 2010 begins, we are excited about the future of Delta Apparel, Inc. During fiscal year 2009 we completed several strategic marketing and operational initiatives that drove organic growth and improved profitability. Through fiscal year 2010 we will continue to focus on maximizing our operating performance in all key areas of our business. We are optimistic about our growth opportunities for 2010 and believe our initiatives will continue to build greater value for our shareholders in the future.”

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing 913-312-0826. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available from August 14, 2009 through September 11, 2009. To access the telephone replay, participants should dial 719-457-0820. The access code for the replay is: 5456626.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly-owned subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company and To The Game, LLC, is an international design, manufacturing, sourcing and marketing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through almost every distribution channel for these types of apparel. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Its products are also available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com, and www.deltaapparel.com. The headwear products can be viewed at www.2thegame.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,400 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S and international economic conditions; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; the uncertainty of raw material and energy prices; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	Jun 27, 2009	Jun 28, 2008	Jun 27, 2009	Jun 28, 2008

Net Sales	$104,739	$105,328	$355,197	$322,034
Cost of Goods Sold	80,431	80,197	278,758	257,381
Gross Profit	24,308	25,131	76,439	64,653

Selling, General and Administrative	18,538	17,602	64,388	59,836
Restructuring Costs	-	-	-	62
Other Income, Net	145	75	96	132
Operating Income	5,915	7,604	12,147	4,887

Interest Expense, Net	1,049	1,339	4,718	6,042

Income (Loss) Before Provision (Benefit) for Income Tax	4,866	6,265	7,429	(1,155)

Provision (Benefit) for Income Taxes	842	2,004	973	(647)

Net Income (Loss)	$4,024	$4,261	$6,456	$(508)

Weighted Average Shares Outstanding
Basic	8,503	8,497	8,502	8,480
Diluted	8,507	8,497	8,502	8,480

Net Income (Loss) per Common Share
Basic	$0.47	$0.50	$0.76	$(0.06)
Diluted	$0.47	$0.50	$0.76	$(0.06)

		Jun 27, 2009	Jun 28, 2008

Current Assets
Cash		$654	$586
Receivables, Net		57,884	62,012
Income Tax Receivable		1,755	1,007
Inventories, Net		125,887	124,746
Deferred Income Taxes		3,475	2,542
Other Assets		3,387	2,916
Total Current Assets		193,042	193,809

Noncurrent Assets
Property, Plant & Equipment, Net		36,480	40,042
Goodwill and Other Intangibles, Net		23,928	24,417
Other Noncurrent Assets		3,543	3,355
Total Noncurrent Assets		63,951	67,814

Total Assets		$256,993	$261,623

Current Liabilities
Accounts Payable and Accrued Expenses		$51,955	$53,112
Current Portion of Long Term Debt		5,718	6,780
Total Current Liabilities		57,673	59,892

Noncurrent Liabilities
Long-Term Debt		85,936	95,542
Deferred Income Taxes		1,223	578
Other Noncurrent Liabilities		16	718
Total Noncurrent Liabilities		87,175	96,838

Stockholders' Equity		112,145	104,893

Total Liabilities and Stockholders' Equity		$256,993	$261,623

CONTACT:
Delta Apparel, Inc.
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
Integrated Corporate Relations
Investor Relations:
Brendon Frey, 203-682-8200